Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-273453) on Form S-3 and (No. 333-265176) on Form S-8 of ProFrac Holding Corp. of our report dated March 22, 2023, with respect to the consolidated financial statements of Flotek Industries, Inc., which report appears in the Form 10-K of ProFrac Holding Corp. dated March 10, 2025.

/s/ KPMG LLP

Houston, Texas

March 10, 2025